EMPLOYEE SEVERANCE AGREEMENT

This Employee Severance Agreement (the “Agreement”) is entered into by and between PulteGroup, Inc., a Michigan Corporation (the “Company”) and John B. Bertero III (“You”) this 30th day of November 2012. The term “Company” means and includes PulteGroup, Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees and employees of each.

1.	Date of job termination: The date of Your termination is November 30, 2012.

2.	Severance Benefits:

A.
Severance Pay: Your Severance Pay will be $1,595,542.38 less applicable deductions for taxes and as otherwise required by law and/or authorized by You, provided there is no material breach by You of this Agreement. Your Severance Pay equals the sum of the following:

i.	$825,000.00 which is 78 weeks of Your base salary, plus

ii.	$738,000.00 which is additional consideration for signing this Agreement, plus

iii.	$32,542.38, which is the amount of COBRA allowance for which You are eligible.
You agree that the Severance Pay is over and above any sums earned by You as wages, commissions and/or bonuses through your termination date. This Severance Pay will be payable to You within thirty (30) days after the effective date of this Agreement provided that You timely return all Company property.

B.
Annual Bonus: You will be eligible for a prorated portion of your 2012 Bonus provided You do not materially breach this Agreement. Your Bonus Pay, if any, is based on the actual performance of the Company and will be prorated through Your termination date [prorated based on 335 days employed in 2012 out of 366 days] payable not later than March 15, 2013.

C.
LTIP Awards: You will be eligible for Long Term Incentive Awards according to the terms and conditions of the Plan, Program and LTI Agreements, provided You do not materially breach this Agreement, for the following performance periods:

•	2011-2013:* Actual payout, if any, not later than March 15, 2014

•	2012-2014:* Actual payout, if any, not later than March 15, 2015

*Payment, if any, for the performance periods listed above is based on the actual performance of the Company and will be prorated through Your termination date [based on the 335 days You were employed in 2012].

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D.
Supplemental Executive Retirement Plan: Your accrued benefits election under the Supplemental Executive Retirement Plan will be paid pursuant to the provisions of the Centex Corporation Supplemental Executive Retirement Plan.

E.
Outplacement Services: You will be provided certain outplacement services at the expense of the Company. The outplacement services are intended to provide You resources in obtaining Your next position of employment. These services, which are limited to those defined in the agreement between the outplacement services company and the Company, are for a period of one year and must be initiated within a period of thirty days following Your termination date. You are not entitled to cash in lieu of outplacement services.

3.	Other Benefits:

A.
Equity Awards: Any outstanding stock options and restricted awards will vest or be forfeited according to the original terms and conditions of the grants pursuant to the governing plans and option agreements. See Optionee Statement attached as Exhibit A.

B.	Vacation Pay: You will receive payment for accrued but unused vacation as of Your termination date.

C.
Benefits: If You are covered under a medical, dental, vision and/or HealthCare Choice account benefits plan sponsored by the Company on Your termination date, You have the option to continue Your coverage under COBRA. Information regarding Your rights under COBRA will be mailed to You. If You are eligible for COBRA continuation and wish to continue medical, dental and/or vision coverage, You will be responsible for the cost of COBRA continuation after Your termination date. You may also continue Your HealthCare Choice account under COBRA at Your expense under the terms and conditions outlined. You must complete and sign the COBRA election form to initiate COBRA coverage. All other benefits provided through the Company will cease on Your termination date.

D.
No Other Compensation: Other than the amounts specifically described in this Agreement, You agree that You will receive no other compensation for service to the Company. You further authorize Company to deduct from the Severance Pay any indebtedness that You owe to the Company, including, but not limited to, advances, loans, credit card charges, and any other obligations.

4.
Company Property; Expenses: On Your termination date You will return to the Company all documents and other property belonging to the Company, including items such as keys, telephone credit cards, pagers, computers and phones which have not already been returned by You and receipt acknowledged by the Company. You agree not to make or retain any copies, electronic or otherwise, of the Company’s confidential information, as defined below. The parties agree that the Company’s obligation to make the severance payments is contingent upon Your return of all property.

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The parties agree that the Company’s obligation to make the severance payment is contingent upon Your timely return of all property. You agree to submit any claim for reimbursable expenses within five days of your termination date or such claim for expenses is waived.

5.
Cooperation in Investigations and Litigation: In the event the Company becomes involved in investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during Your employment and about which You have personal knowledge, You agree that You will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which You have or may have knowledge as a result of or in connection with Your employment relationship with the Company. In performing Your obligations under this paragraph to testify or otherwise provide information, You agree that You will truthfully, forthrightly, and completely provide the information requested. You further agree that You will not be compensated in any way by the Company for Your cooperation with the Company in connection with any litigation or other activity covered by this paragraph, except that You shall be reimbursed as permitted by law for any reasonable expenses that You incur in providing testimony or other assistance to the Company under this paragraph. If You are (i) specifically made aware of any non-public proceedings or non-public matters related to the Company, (ii) requested in writing by a third party to provide non-public information regarding the Company, or (iii) called by a third party as a witness to testify in any matter related to the Company, You will promptly notify the Company to give it a reasonable opportunity to respond.

6.
Non-disparagement: You will not disparage the Company, its agents or employees in any manner following Your termination. You shall not post blogs of any nature referencing or representing the Company or any other information arising out of Your employment with the Company.

7.	Indemnification: Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law or its governing documents to indemnify You.

8.
Confidentiality: You shall maintain for all time as confidential, and shall not directly or indirectly use and/or disclose in any manner, any of the following types of information of the Company: any information that is not generally known in the trade and industry and that the Company considers to be of a confidential or proprietary nature including that relating in any way to the Company’s related entities, purchasing or other business methodologies, business plans (including land), pricing, customers, marketing, sales methods, information systems, consultants, products, product development, personnel information and/or trade secrets. Additionally, You shall maintain as confidential (except as to Your attorney, spouse and accountant, each of whom You shall instruct to maintain as confidential) both the existence and contents of this Agreement as well as all discussions or negotiations leading up to this Agreement.

You agree that the Company will be entitled to an immediate temporary restraining order or injunction for a violation of the non-solicitation and/or confidentiality provisions.

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9.	Confidentiality, Non-Competition and Non-Solicitation: The Confidentiality, Non-Competition and Non-Solicitation Agreement executed by you on September 10, 2009 remains in full force and effect.

The parties desire to give effect to the provisions set forth in the Non-competition and Non-solicitations sections referenced above to the full extent allowed by law and in the event any court or arbitrator determines that the above-stated restrictions are unlawful or unenforceable, said court or arbitrator shall be requested by You and the Company to recast such restrictions to the maximum extent enforceable.

Additionally, the provisions of this Agreement shall be binding upon You and Your heirs, executors, administrators and other legal representatives.

10.
Release: Except as specifically set forth above, in consideration of the Severance Benefits, You waive all rights and claims You may have for any personal or monetary relief including salary, bonus, deferred compensation, severance pay, commissions or other employee benefits or compensation arising from Your employment with the Company, or the termination of Your employment with the Company. Nothing in this Agreement shall be construed as an admission of any liability by the Company.

In exchange for and in consideration of all the Severance Benefits, You hereby fully and forever release the Company from any and all actions or claims for personal or monetary relief by You, known or unknown, foreseen or unforeseen, arising out of Your employment with the Company or the termination of Your employment with the Company, including, but not limited to, any claims and actions for or in tort, contract, discrimination, wrongful discharge, and/or arising under Title VII of the Civil Rights Act of 1964, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (as amended), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local statutes, law or rules, or any types of damages, wages, costs, or relief otherwise available to You. You agree that, except as set forth herein, You are giving up the right to pursue any administrative and legal claims against the Company. This provision does not release claims for: a) compensation for illness or injury or medical expenses under any workers’ compensation statute; b) vested benefits under any plan maintained by the Company that provides for retirement benefits; c) health benefits under any law or policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights; or d) any claim that cannot be waived or released by private agreement.

Nothing in this Agreement shall be construed to prohibit You from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable state or local agency. Notwithstanding the foregoing paragraph, You agree to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by You or by anyone else on Your behalf.

In exchange for and in consideration of all the Severance Benefits, You hereby fully and forever release the Company (as well as the fiduciaries and administrators of any employee benefit plans (the “Plans”) sponsored by the Company), from any and all actions or claims for personal

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or monetary relief by You, known or unknown, foreseen or unforeseen, that stem from or are related to the administration of the Plans and arising under ERISA, 29 U.S.C. §§ 1001-1461. You agree that this release of claims specifically includes any and all claims that might be brought in an individual or derivative capacity on behalf of the Plans under 29 U.S.C. §§ 1132(a)(2), as well as any claims for “other appropriate equitable relief” under 29 U.S.C. §§ 1132(a)(3). This release does not apply to any claims under 29 U.S.C. §§ 1132(a)(1)(B) for benefits accrued under any Plan but unpaid as of the date of this Agreement, which remain subject to and governed by the terms and conditions of the Plans.

You also agree that: (a) You have been properly paid for all hours worked; (b) You have not suffered any on the job injury for which You have not already filed a claim; and (c) You have been properly provided any leaves of absence because of Your health condition or a family member’s health condition.

You have twenty-one (21) days from the date You receive this Agreement to consider whether to sign it. In the event You sign this Agreement, You have an additional period of seven (7) days from the execution date in which to revoke this Agreement in writing. This Agreement does not become effective or enforceable until this revocation period has expired. No payments will be made to You or on Your behalf under this Agreement until this revocation period has expired. You are advised to consult an attorney prior to executing this Agreement. You understand that You are not waiving any claims that arise in the future. You acknowledge that the consideration paid pursuant to this Agreement is more than You would have otherwise been legally entitled to receive and that such consideration is adequate consideration for the agreements and covenants contained herein.

You understand that nothing in this Agreement is intended to interfere with or deter (i) Your right to challenge the above waiver of an Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) claim or state law age discrimination claim as not knowing or voluntary, or (ii) Your right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary, or (iii) Your right to participate in any investigation or proceeding conducted by those agencies. Further, You understand that (x) nothing in this Agreement would require You to tender back the money received under this Agreement if You seek to challenge the validity of the above ADEA or state law age discrimination waiver, (y) You do not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers Benefit Protection Act (“OWBPA”) by retaining the money received under this Agreement, and (z) nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should You challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.

11.
Certain Tax Matters: This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to You pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)

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(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event that the terms of this Agreement would subject You to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and You shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Your “separation from service,” within the meaning of Section 409A of the Code, will occur on November 30, 2012. Any reimbursement payable to You pursuant to this Agreement or otherwise shall be conditioned on the submission by You of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to You within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which You incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

12.
Miscellaneous provisions: You represent and warrant that You have the sole right and exclusive authority to execute this Agreement; and that You have not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Agreement.

If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein. Nothing in this Agreement is intended to cause You to believe You cannot seek a judicial determination of the validity of the Agreement under the ADEA.

13.	Governing Law: Michigan law, including Michigan law regarding choice of law and conflicts of law, shall govern this Agreement.

This Agreement shall be effective and irrevocable within the time frame set forth above and reflects the entire Agreement between You and the Company. This Agreement may be modified only by a writing signed by You and the Company.

THE COMPANY
By	/s/ Cara L. Tryban
Its	Director - Benefits

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This Employee Severance Agreement is freely, knowingly and voluntarily given without duress or coercion. I understand and agree to all provisions and terms stated in this Agreement and have been afforded sufficient and reasonable time to consider whether to enter into the Agreement, and an opportunity to consult with legal counsel. I understand that by signing this Agreement, I am waiving and releasing any rights I might presently have under the Age Discrimination in Employment Act.

Employee Signature	/s/ John B. Bertero III
John B. Bertero III

Date	November 30, 2012

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Optionee Statement			Exercisable as of 11/30/2012						Exhibit A

John B. Bertero III
Rule of 5
Non Compete signed 9-10-09

Grant Date	Expire Date	Plan ID	Grant Type		Options Granted	Grant Price	Outstanding	Exercisable

8/18/2009	8/18/2019	2004 PE	NQ	Y	40,000	$12.34	40,000	30,000	10,000 Forfeited
8/18/2009	5/11/2013	CTX03	NQ		6,572	$56.58	6,572	6,572	current
8/18/2009	5/10/2014	CTX03	NQ		18,342	$46.70	18,342	18,342	current
8/18/2009	5/7/2015	CTX03	NQ		24,651	$22.65	24,651	24,651	current
2/11/2010	2/11/2020	2004 PE	NQ	Y	25,000	$11.45	25,000	12,500	12,500 Forfeited
2/11/2010	2/11/2013	2004R PE	RSA	NA	20,000	$0.00	20,000	—	Forfeited
2/10/2011	2/10/2014	2004R PE	RSA	NA	26,000	$0.00	26,000	—	Forfeited
2/9/2012	2/9/2015	2004R PE	RSA	NA	31,092	$0.00	31,092	—	Forfeited
	Optionee Totals				191,657		191,657	92,065